Exhibit 10.10

AMENDED AND RESTATED

SERVICES AGREEMENT

among

RCS Capital Corporation,

RCS CAPITAL HOLDINGS, LLC

and

RCS Capital Management, LLC

Dated as of February 11, 2014

AMENDED AND RESTATED SERVICES AGREEMENT, dated as of February 11, 2014, among RCS Capital Corporation, a Delaware corporation (“PubCo”), RCS Capital Holdings, LLC, a Delaware limited liability company (“Holdco”), and RCS Capital Management, LLC, a Delaware limited liability company (the “Service Provider”).

WITNESSETH:

WHEREAS, PubCo, the Existing Subsidiaries and the Service Provider are party to a Management Agreement dated as of June 10, 2013 (as amended on January 16, 2014, the “Original Management Agreement”), which, among other things, provides for the terms and conditions upon and subject to which the Service Provider provides certain services to PubCo and the Subsidiaries;

WHEREAS, as part of an overall plan to restructure the ownership of PubCo that includes certain corporate reorganization transactions involving PubCo, the Existing Subsidiaries, RCAP Holdings, LLC, a Delaware limited liability company, and other affiliated entities of PubCo and RCAP Holdings, LLC, PubCo and the Service Provider will contribute all of their equity interests in the Existing Subsidiaries to Holdco:

WHEREAS, following such corporate reorganization transactions, PubCo’s principal lines of business will be operated directly through Holdco and indirectly through the Subsidiaries;

WHEREAS, PubCo and Holdco desire to retain the Service Provider to provide PubCo, Holdco and the Subsidiaries (collectively, the “Service Recipients”) with marketing, strategic planning and consulting services, all as described in further detail herein;

WHEREAS, the Service Provider, by and through its officers, employees, agents and affiliates, has developed in connection with the conduct of its business and affairs various areas of expertise in the fields of marketing, strategic planning and corporate consulting;

WHEREAS, the Service Provider wishes to be retained to provide such services, on the terms and subject to the conditions set forth herein; and

WHEREAS, in accordance with Section 16(e) of the Original Management Agreement, each Existing Subsidiary desires to consent to the amendment and restatement of the Original Management Agreement in its entirety on the terms hereinafter set forth;

WITNESSETH:

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto agree that the Original Management Agreement hereby is amended and restated in its entirety to read as follows:

Section 1. Definitions.

(a)          The following terms shall have the meanings set forth in this Section 1(a):

“Advance” has the meaning set forth in Section 16(m).

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such specified Person, (ii) any executive officer or general partner of such specified Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such specified Person, and (iv) any legal entity for which such specified Person acts as an executive officer or general partner. For purposes of this definition, the terms “controlling”, “controlled by”, or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” means this Amended and Restated Services Agreement, as amended or supplemented from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 10(a).

“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period, or (iv) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Board” means the board of directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Claim” has the meaning set forth in Section 8(c).

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A common stock, par value $0.001, of PubCo.

“Company Indemnified Party” has meaning set forth in Section 8(b).

“Conduct Policies” has the meaning set forth in Section 2(l).

“Confidential Information” has the meaning set forth in Section 5(a).

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“Core Earnings” means the after-tax net income (loss) before the Incentive Compensation, calculated in accordance with GAAP, plus (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Service Provider and the Independent Directors and approved by a majority of the Independent Directors.

“Correct Payor” has the meaning set forth in Section 16(m).

“Effective Termination Date” means the last day of the Initial Term or an Automatic Renewal Term, as the case may be, on which this Agreement is terminated.

“Equity Incentive Plans” means the equity incentive plans adopted by PubCo to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including the Service Provider and its Affiliates and personnel of the Service Provider and its Affiliates, and any other Affiliates of PubCo.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Subsidiary” means each of: (i) Realty Capital Securities, LLC; (ii) RCS Advisory Services, LLC; and (iii) American National Stock Transfer, LLC, and their respective successors.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Body” means: (i) with respect to PubCo, the Board; (ii) with respect to Holdco, the managing member of Holdco; and (iii) with respect to each Subsidiary, the managing member of such Subsidiary.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement or limited liability company agreement in the case of a limited liability company, the declaration of trust or other comparable trust instrument in the case of a trust, or similar governing documents, in each case as the same may be amended from time to time.

“Holdco” has the meaning set forth in the Preamble and shall include any successor in interest thereto.

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“Incentive Compensation” means the incentive fee calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between: (i) the product of (A) 20% and (B) the difference between (1) Core Earnings of PubCo for the previous 12-month period, and (2) the product of (x) (A) the weighted average of the issue price per share (or deemed price per share) of the Common Stock of all of PubCo’s cash and non-cash issuances of Common Stock from and after June 5, 2013 multiplied by (B) the weighted average number of shares of Common Stock outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock and any shares of Common Stock underlying other awards granted under one or more of PubCo’s Equity Incentive Plans) in the case of this clause (B), in the previous 12-month period, and (y) 8%; and (ii) the sum of any Incentive Compensation paid to the Service Provider with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no Incentive Compensation shall be payable with respect to any calendar quarter unless Core Earnings of PubCo for the 12 most recently completed calendar quarters is greater than zero.

For purposes of calculating the Incentive Compensation prior to the completion of a 12-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

If the Effective Termination Date does not correspond to the end of a calendar quarter, the Service Provider’s Incentive Compensation shall be calculated for the period beginning on the day after the end of the calendar quarter immediately preceding the Effective Termination Date and ending on the Effective Termination Date, which Incentive Compensation shall be calculated using Core Earnings for the 12-month period ending on the Effective Termination Date.

“Indemnified Party” has the meaning set forth in Section 8(b).

“Independent Director” means a member of the Board who is “independent” in accordance with PubCo’s Governing Instruments and the rules of NYSE or such other securities exchange on which the shares of Common Stock are listed.

“Initial Payor” has the meaning set forth in Section 16(m).

“Initial Public Offering” means PubCo’s sale of Common Stock to the public pursuant to the Registration Statement.

“Initial Term” has the meaning set forth in Section 10(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Last Appraiser” has the meaning set forth in Section 6(g).

“Losses” has the meaning set forth in Section 8(a).

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c).

“NYSE” means the New York Stock Exchange.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

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“Quarterly Fee” means the fee that is calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears (i) in an amount equal to 10% of PubCo’s pre-tax income, not including the quarterly fee, calculated in accordance with GAAP, for the calendar quarter (or applicable part thereof) (if such amount is a positive number), and (ii) subject to the pre-tax income, not including the quarterly fee, calculated in accordance with GAAP, of PubCo being positive for the current and 3 preceding calendar quarters.

For purposes of calculating the Quarterly Fee prior to the completion of quarterly period during the term of this Agreement, the pre-tax income of PubCo, not including the quarterly fee, calculated in accordance with GAAP, shall be calculated on the basis of the number of days that this Agreement has been in effect during such quarter.

“Registration Statement” means PubCo’s Registration Statement on Form S-1 (Registration No. 333-186819), as amended from time to time, pursuant to which PubCo is conducting the Initial Public Offering.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” has the meaning set forth in the Preamble and shall include any successor in interest thereto.

“Service Provider Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power of the Service Provider’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Service Provider, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Service Provider Change of Control shall not include (A) public offerings of the equity interests of the Service Provider, or (B) any assignment of this Agreement by the Service Provider as permitted hereby and in accordance with the terms hereof.

“Service Provider Indemnified Party” has the meaning set forth in Section 8(a).

“Service Provider Permitted Disclosure Parties” has the meaning set forth in Section 5(a).

“Service Recipients” has the meaning set forth in the Recitals.

“Subsidiary” means (i) each Existing Subsidiary and (ii) any future subsidiary of Holdco.

“Termination Notice” has the meaning set forth in Section 10(b).

“Termination Without Cause” has the meaning set forth in Section 10(b).

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(b)          As used herein, accounting terms relating to the Service Recipients not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Service Provider.

(a)          PubCo and Holdco hereby appoint the Service Provider to provide strategic planning and consulting services to assist the Service Recipients in implementing their business strategy, subject at all times to the terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the relevant Governing Body. The Service Provider hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Service Recipients for such purposes as set forth in Section 7. The appointment of the Service Provider shall be exclusive to the Service Provider, except to the extent that the Service Provider elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Service Provider as set forth herein to be provided by third parties.

(b)          The Service Provider, in its capacity as such, at all times will be subject to the supervision and direction of the Governing Bodies, will act in a manner that is in compliance with the Governing Instruments of the Service Recipients, and will have only such functions and authority as the Governing Bodies may delegate to it, including, without limitation, providing expertise and consulting services concerning the business and affairs of the Service Recipients in conformity with policies that are approved and adopted by the relevant Governing Body. Nothing in this Agreement shall confer or be deemed to confer any corporate or managerial authority over any of the business affairs of the Service Recipients nor shall the Service Provider engage in the conduct or supervision of any activities for which the registration as a broker-dealer, investment adviser or investment company may be required.

(c)          In connection with its performance of its duties hereunder with respect to the Service Recipients’ operations, the Service Provider will perform (or cause to be performed) such related services and activities as may be appropriate, which may include:

(i)          monitoring, reviewing, analyzing and providing advice concerning the performance of the administrative functions of each Service Recipient as may be agreed upon by the Service Provider and the relevant Governing Body;

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(ii)         providing executive and administrative personnel, office space and office services required in rendering services to the Service Recipients;

(iii)        communicating with the holders of any Pubco equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(iv)        monitoring the operating performance and providing periodic reports with respect thereto to the relevant Governing Body, including comparative information with respect to such operating performance and budgeted or projected operating results;

(v)         assisting the Service Recipients in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by applicable law;

(vi)        providing advice and assistance concerning the handling of claims, disputes or controversies (including litigation, arbitration, settlement or other proceedings or negotiations) in which a Service Recipient may be involved (other than with the Service Provider or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the relevant Governing Body; and

(vii)       performing such other services as may be required from time to time, as the relevant Governing Body shall reasonably request.

(d)          The Service Provider shall refrain from any action that, it or the applicable Governing Body concludes would (i) adversely and materially affect the Service Recipients’ status as entities excluded from investment company status under the Investment Company Act, or (ii) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Service Recipients or of any exchange on which the securities of any Service Recipient may be listed or that would otherwise not be permitted by the applicable Governing Instruments. Under no circumstances, and notwithstanding anything to the contrary herein, shall the Service Provider engage in any investment banking, brokerage, investment management, investment advisory or other activities which would require it to register as a broker-dealer or investment adviser under applicable federal and state securities laws. If the Service Provider is ordered to take any action by a Governing Body, the Service Provider shall promptly notify such Governing Body if it is the Service Provider’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Service Provider nor any of its Affiliates shall be liable to Service Recipients, the Governing Bodies, or Service Recipients’ equityholders for any act or omission by the Service Provider or any of its Affiliates, except as provided in Section 8 of this Agreement.

(e)          PubCo and Holdco shall take, and shall cause the other Service Recipients (including the Governing Bodies) to take, all actions reasonably required to permit and enable the Service Provider to carry out its duties and obligations under this Agreement. PubCo and Holdco shall, and shall cause the other Service Recipients, to use commercially reasonable efforts to make available to the Service Provider all resources, information and materials reasonably requested by the Service Provider to enable the Service Provider to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Service Recipients.

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(f)           Officers, employees and agents of the Service Provider and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Service Recipients, to the extent permitted by their respective Governing Instruments, by any resolutions duly adopted by the relevant Governing Body. When executing documents or otherwise acting in such capacities for the Service Recipients, such Persons shall indicate in what capacity they are executing on behalf of the applicable Service Recipient. Without limiting the foregoing, while this Agreement is in effect, the Service Provider will provide PubCo with a management team, including a Chief Executive Officer and President or similar positions, along with appropriate support personnel, who shall devote such of their time to PubCo as necessary and appropriate, commensurate with the level of activity of PubCo from time to time.

(g)          The Service Provider, at its sole cost and expense, shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement, naming the Service Recipients as additional insured.

(h)          The Service Provider acknowledges receipt of PubCo’s Affiliated Transactions Best Practices Policy (the “Conduct Policies”) and agrees to require the persons who provide services to the Service Recipients to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.

Section 3. Additional Activities of the Service Provider; Restrictions.

(a)          Except as provided in Section 3(b), nothing in this Agreement shall (i) prevent the Service Provider or any of its Affiliates or any of their respective officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, whether or not the commercial objectives or policies of any such other Person are similar to those of the Service Recipients, or (ii) in any way bind or restrict the Service Provider or any of its Affiliates or any of their respective officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Service Provider or any of its Affiliates, officers, directors or employees may be acting.

(b)          While information and recommendations supplied to the Service Recipients shall, in the Service Provider’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the commercial objectives and policies of the Service Recipients, they may be different from the information and recommendations supplied by the Service Provider or any Affiliate of the Service Provider to others. The Service Recipients shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but no Service Recipient shall be entitled to receive preferential treatment as compared with the treatment given by the Service Provider or any Affiliate of the Service Provider to others. The Service Recipients shall have the benefit of the Service Provider’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Service Provider shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

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Section 4. [Reserved.]

Section 5. [Reserved.]

Section 6. Compensation.

(a)          The Service Provider will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to Section 7.

(b)          For services rendered under this Agreement, the Quarterly Fee and the Incentive Compensation shall be payable to the Service Provider by PubCo and Holdco, in arrears, in quarterly installments commencing with the quarter in which this Agreement is executed. The Service Provider shall compute each quarterly installment of the Quarterly Fee and the Incentive Compensation promptly following PubCo’s filing of a Quarterly Report on Form 10-Q with the SEC with respect to the calendar quarter for which such installment is payable. A copy of the computations made by the Service Provider to calculate such installment shall thereafter promptly be delivered to the Governing Bodies of PubCo and Holdco and, upon such delivery, payment of such installment of the Quarterly Fee and the Incentive Compensation shown therein shall be due and payable by PubCo and Holdco, in cash, no later than the date which is ten Business Days after the date of delivery to the Governing Bodies of such computations. The allocation of the foregoing payments between PubCo and Holdco shall be made pursuant to Section 16(m).

Section 7. Expenses of the Service Recipients.

(a)          The Service Provider shall be responsible for the expenses related to any and all personnel of the Service Provider and its Affiliates who provide services to the Service Recipients pursuant to this Agreement, including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

(b)          PubCo and Holdco shall pay all of the costs and expenses of the Service Recipients and shall reimburse the Service Provider or its Affiliates for expenses of the Service Provider and its Affiliates incurred on behalf of the Service Recipients, excepting only those expenses that are specifically the responsibility of the Service Provider pursuant to Section 7(a) of this Agreement.

(c)          Costs and expenses incurred by the Service Provider on behalf of the Service Recipients shall be reimbursed monthly to the Service Provider. The Service Provider shall prepare a written statement in reasonable detail documenting the costs and expenses of the Service Recipients and those incurred by the Service Provider on behalf of the Service Recipients during each month, and shall deliver such written statement to PubCo and Holdco within 30 days after the end of each month. PubCo and Holdco shall pay all amounts payable to the Service Provider pursuant to this Section 7(c) within five Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Service Provider shall be subject to adjustment at the end of each calendar year in connection with the annual audit of PubCo. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

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Section 8. Limits of the Service Provider’s Responsibility.

(a)          The Service Provider assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Governing Bodies in following or declining to follow any advice or recommendations of the Service Provider. The Service Provider and its Affiliates, and the directors, officers, employees, partners, members, stockholders, other equity holders, agents and representatives of the Service Provider and its Affiliates (each, a “Service Provider Indemnified Party”), will not be liable to PubCo, Holdco, any Subsidiary, the Governing Bodies, PubCo’s stockholders, or Holdco’s managers, partners, members or other equity holders, or any Subsidiary’s stockholders, partners or members for any acts or omissions by any Service Provider Indemnified Party performed in accordance with and pursuant to this Agreement, except by reason of any act or omission constituting bad faith, willful misconduct or gross negligence in the performance of duties under this Agreement on the part of such Service Provider Indemnified Party. PubCo and Holdco shall, to the full extent lawful, reimburse, indemnify and hold harmless each Service Provider Indemnified Party, of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Service Provider Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct or gross negligence in the performance of duties on the part of such Service Provider Indemnified Party under this Agreement. In addition, PubCo and HoldCo shall advance funds to a Service Provider Indemnified Party for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought, provided, however, that such Service Provider Indemnified Party undertakes to repay the advanced funds to PubCo and Holdco, together with the applicable legal rate of interest thereon, in cases in which such Service Provider Indemnified Party is found pursuant to a final and non-appealable order or judgment to not be entitled to indemnification under this Agreement.

(b)          The Service Provider shall, to the full extent lawful, reimburse, indemnify and hold harmless the Service Recipients, and their respective directors, officers and stockholders and each Person, if any, controlling PubCo, Holdco, or any Subsidiary (each, a “Company Indemnified Party”; a Service Provider Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Service Provider constituting bad faith, willful misconduct or gross negligence of duties of the Service Provider under this Agreement, or (ii) any claims by the Service Provider’s employees relating to the terms and conditions of their employment by the Service Provider.

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(c)          In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8(c), also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (A) such settlement is without any Losses whatsoever to such Indemnified Party, (B) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (C) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8(c) to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8(c).

(d)          The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Service Recipients and the Service Provider are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal; Termination Without Cause.

(a)          This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the twentieth anniversary of the Closing Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically for successive five-year periods (each, an “Automatic Renewal Term”) unless PubCo and Holdco, on the one hand, or the Service Provider, on the other hand, elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

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(b)          Notwithstanding any other provision of this Agreement to the contrary, upon written notice provided to the Service Provider no later than 180 days prior to the expiration of the Initial Term or any Automatic Renewal Term (the “Termination Notice”), PubCo and Holdco may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds of the Independent Directors that includes a finding by such two-thirds of the Independent Directors that either (1) there has been unsatisfactory performance by the Service Provider that is materially detrimental to the Service Recipients taken as a whole or (2) the Quarterly Fee or the Incentive Compensation payable to the Service Provider are not fair, subject to Section 10(c) below. The Service Recipients may terminate this Agreement for cause pursuant to Section 12 even after providing a Termination Notice.

(c)          Notwithstanding the provisions of Section 10(b), if the reason for nonrenewal specified in the Termination Notice is that two-thirds of the Independent Directors have determined that the Quarterly Fee or the Incentive Compensation payable to the Service Provider are unfair, PubCo and Holdco shall not have the foregoing nonrenewal right in the event the Service Provider agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that at least two-thirds of the Independent Directors determine to be fair; provided, however, that the Service Provider shall have the right to renegotiate the Quarterly Fee and/or the Incentive Compensation (as applicable), by delivering to PubCo and Holdco, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Quarterly Fee (and/or Incentive Compensation). Thereupon, PubCo and Holdco, on the one hand, and the Service Provider, on the other hand, shall endeavor to negotiate the Quarterly Fee (and/or Incentive Compensation) in good faith. Provided that PubCo, Holdco and the Service Provider, on the other hand, agree to a revised Quarterly Fee, Incentive Compensation or other compensation structure within 60 days following the PubCo’s and Holdco’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the PubCo and Holdco shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Quarterly Fee, Incentive Compensation or other compensation structure shall be the revised Quarterly Fee, Incentive Compensation or other compensation structure as then agreed upon by the PubCo, Holdco and the Service Provider. PubCo, HoldCo and the Service Provider agree to execute and deliver an amendment to this Agreement setting forth such revised Quarterly Fee, Incentive Compensation or other compensation structure promptly upon reaching an agreement regarding same. In the event that PubCo, HoldCo and the Service Provider are unable to agree to a revised Quarterly Fee, Incentive Compensation or other compensation structure during such 60-day period, this Agreement shall terminate on the Effective Termination Date.

(d)          No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Service Provider may deliver written notice to PubCo and Holdco informing them of the Service Provider’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.

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(e)          Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 5, Section 7, Section 8 and Section 14.

Section 11. Assignment.

(a)          Assignment by the Service Provider. This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Service Provider, unless such assignment is consented to in writing by PubCo and Holdco with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Service Provider is bound, and the Service Provider shall be liable to PubCo and Holdco for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to PubCo and Holdco a counterpart of this Agreement naming such assignee as the Service Provider. Notwithstanding the foregoing, the Service Provider may, without the approval of the Independent Directors, (i) assign this Agreement to an Affiliate of the Service Provider and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require any Service Recipient’s approval under the Investment Company Act or other applicable law (but if such approval is required, PubCo and Holdco shall not, and shall cause the other Service Recipients, as applicable, not to, unreasonably withhold, condition or delay their consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Service Provider under this Agreement.

(b)          Assignment by the Service Recipients. This Agreement shall not be assigned by the Service Recipients without the prior written consent of the Service Provider, except in the case of assignment PubCo or Holdco to another organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to such Person in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as such Person is bound under this Agreement.

Section 12. Termination for Cause.

(a)          PubCo and Holdco may terminate this Agreement effective upon 30 days’ prior written notice of termination from PubCo and Holdco to the Service Provider if (i) the Service Provider, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Service Provider takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Service Provider’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Service Provider authorizing or filing a voluntary bankruptcy petition, (iii) any Service Provider Change of Control which a majority of the Independent Directors determines is materially detrimental to PubCo, Holdco and the Subsidiaries taken as a whole, (iv) the dissolution of the Service Provider, or (v) the Service Provider commits fraud against any Service Recipient, misappropriates or embezzles funds of any Service Recipient, or acts, or fails to act, in a manner constituting bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee and/or officer of the Service Provider or one of its Affiliates and the Service Provider takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Service Provider’s actual knowledge of its commission or omission, the Service Recipients shall not have the right to terminate this Agreement pursuant to this Section 12(a)(v).

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(b)          The Service Provider may terminate this Agreement effective upon 60 days’ prior written notice of termination to PubCo and Holdco in the event that PubCo or Holdco shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(c)          The Service Provider may terminate this Agreement if any Service Recipient becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event.

Section 13. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11 or 12, the Service Provider shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon any such termination, the Service Provider shall forthwith:

(a)          after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to each Service Recipient all money collected and held for the account of such Service Recipient pursuant to this Agreement;

(b)          deliver to the Governing Bodies a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients; and

(c)          deliver to the Governing Bodies all property and documents of the Service Recipients then in the custody of the Service Provider.

Section 14. Release of Money or Other Property Upon Written Request.

The Service Provider agrees that any money or other property of a Service Recipient held by the Service Provider shall be held by the Service Provider as custodian for such Service Recipient, and the Service Provider’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by such Service Recipient. Upon the receipt by the Service Provider of a written request signed by a duly authorized officer of a Service Recipient requesting the Service Provider to release to such Service Recipient any money or other property then held by the Service Provider for the account of such Service Recipient under this Agreement, the Service Provider shall release such money or other property to such Service Recipient promptly upon request. Upon delivery of such money or other property to such Service Recipient, the Service Provider shall not be liable to such Service Recipient, such Service Recipient’s Governing Body, or such Service Recipient’s stock- or equity-holders or partners for any acts or omissions by such Service Recipient in connection with the money or other property released to such Service Recipient in accordance with this Section 14. A Service Recipient shall indemnify the Service Provider, its directors, officers, stockholders, employees and agents against any and all Losses which arise in connection with the Service Provider’s proper release of such money or other property to such Service Recipient in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Service Provider to indemnification under Section 8.

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Section 15. Representations and Warranties.

(a)          Each of PubCo and Holdco hereby represent and warrant to the Service Provider as follows:

(i)          Each Service Recipient is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of such Service Recipient.

(ii)          Such Person has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by such Person in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of such Person, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of such Person enforceable against such Person in accordance with its terms.

(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on each Service Recipient, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on such Service Recipient, or the Governing Instruments of, or any securities issued by, such Service Recipient or of any contract or other agreement, instrument or undertaking to which such Service Recipient is a party or by which such Service Recipient or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of such Service Recipient, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such contract or other agreement, instrument or undertaking.

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(b)          The Service Provider hereby represents and warrants to PubCo and Holdco as follows:

(i)          The Service Provider is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Service Provider.

(ii)          The Service Provider has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Service Provider in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Service Provider, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Service Provider enforceable against the Service Provider in accordance with its terms.

(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Service Provider, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Service Provider, or the Governing Instruments of, or any securities issued by, the Service Provider or of any contract or other agreement, instrument or undertaking to which the Service Provider is a party or by which the Service Provider or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Service Provider, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such contract or other agreement, instrument or undertaking.

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Section 16. Miscellaneous.

(a)          Notices. All notices, requests, communications and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16(a)):

PubCo or Holdco:	405 Park Avenue, 15th Floor
New York, NY 10022
Facsimile No.: (212) 421-5799
Attention: Legal Counsel

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile No.: (212) 969-2900
Attention: Peter M. Fass, Esq.
James P. Gerkis, Esq.

The Service Provider:	405 Park Avenue, 15th Floor
New York, NY 10022
Facsimile No.: (212) 421-5799
Attention: Legal Counsel

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile No.: (212) 969-2900
Attention: Peter M. Fass, Esq.
James P. Gerkis, Esq.

(b)          Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns as provided herein. Except as provided in this Agreement with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

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(c)          Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)          Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN, FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)          WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)          Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h)          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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(i)          Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto. If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

(j)          Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)          Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of separate counterparts, and all of which taken together shall be deemed to constitute one and the same instrument.

(l)          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(m)          Cost Sharing. As between Holdco and PubCo, 30 days after the end of each quarter, HoldCo and PubCo shall allocate the amount of all compensation paid to the Service Provider under this Agreement, including the Quarterly Fee, the Incentive Compensation and reimbursements of the Service Provider’s costs and expenses pursuant to Section 7, based on any reasonable method as determined in the sole discretion of the Independent Directors, such as the relative value of the services provided during the relevant period, the percentage of time that the Service Provider spent during the applicable period in rendering services hereunder to Holdco and the Subsidiaries, on the one hand, and PubCo, on the other hand, as determined by the Independent Directors, or any other reasonable method. If either Holdco or PubCo (the “Initial Payor”) is determined to have made a payment to the Service Provider that was properly payable by the other (the “Correct Payor”) (the amount of such payment, an “Advance”), interest shall accrue on the Advance at an annual rate equal to the applicable federal rate for short-term borrowings in effect on the date the Initial Payor paid the Advance, from the date the Initial Payor paid the Advance through (and including) the date the Correct Payor repaid such Advance to the Initial Payor. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amended and Restated Services Agreement as of the date first written above.

RCS CAPITAL CORPORATION

By:	/s/ Brian D. Jones
	Name:	Brian D. Jones
	Title:	Chief Financial Officer and Assistant Secretary

RCS CAPITAL HOLDINGS, LLC
By:	RCS Capital Corporation, its managing member

By:	/s/ Brian D. Jones
	Name:	Brian D. Jones
	Title:	Chief Financial Officer and Assistant Secretary

RCS Capital Management, LLC

By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Authorized Signatory

[Signature Page to A&R Services Agreement]

The undersigned, solely for purposes of amending the Original Management Agreement in accordance with Section 16(e) thereof, hereby consent to amend the Original Management Agreement as herein provided and after the date hereof shall not be parties hereto.

REALTY CAPITAL SECURiTIES, LLC
By:	RCS Capital Holdings, LLC, its managing member
By:	RCS Capital Corporation, its managing member

By:	/s/ Brian D. Jones
	Name:	Brian D. Jones
	Title:	Chief Financial Officer and Assistant Secretary

RCS ADVISORY SERVICES, LLC
By:	RCS Capital Holdings, LLC, its managing member
By:	RCS Capital Corporation, its managing member

By:	/s/ Brian D. Jones
	Name:	Brian D. Jones
	Title:	Chief Financial Officer and Assistant Secretary

AMERICAN NATIONAL STOCK TRANSFER, LLC
By:	RCS Capital Holdings, LLC, its managing member
By:	RCS Capital Corporation, its managing member

By:	/s/ Brian D. Jones
	Name:	Brian D. Jones
	Title:	Chief Financial Officer and Assistant Secretary

[Signature Page to A&R Services Agreement]